Exhibit 5.1 to
                                              Form S-3 Registration Statement



                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200



                                                              October 21, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                     Re:  Sheffield Pharmaceuticals, Inc.
                          Registration Statement on Form S-3
                          ----------------------------------

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-3 dated October 21, 1997 (the "Registration Statement") filed with the Securities and Exchange Commission by Sheffield Pharmaceuticals, Inc., a Delaware corporation (the "Company"). The Registration Statement relates to the resale of an aggregate of 2,893,334 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock"), of the Company consisting of (i) 2,333,334 shares of Common Stock issuable upon conversion of the Company's 6% Convertible Subordinated Debentures due September 22, 2000 (the "Debentures"), (ii) 420,000 shares of Common Stock issuable in lieu of cash interest on the Debentures and (iii) 140,000 shares of Common Stock issuable upon exercise of certain warrants issued to the initial purchasers of the Debentures.

                  We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company and minutes of meetings of the Board of Directors of the Company and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us


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Securities and Exchange Commission
October 21, 1997
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as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the respective agreements or instruments governing such issuance, will be duly and validly issued, fully paid and non-assessable.

                  We are qualified to practice law in the State of New York and we do not purport to be experts on any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

                  We consent to the reference to this firm under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement.

                  We advise you that Daniel J. Gallagher, an attorney of this firm, holds options to purchase 15,000 shares of Common Stock.

                                     Very truly yours,


                                     /S/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                     ------------------------------------------
                                         OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP


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